Exhibit 99.1

Investor Contact:	Media Contact:
Neal Kanda	Ann Takiguchi
President & Chief Operating Officer	VP & PR/Communications Officer
Central Pacific Financial Corp.	Central Pacific Bank
(808) 544-0622	(808) 544-0685
neal.kanda@centralpacificbank.com	ann.takiguchi@centralpacificbank.com

NEWS RELEASE

Central Pacific Financial Corp. Completes Merger
With CB Bancshares, Inc.

Honolulu, HI — September 15, 2004 — Central Pacific Financial Corp. (NYSE: CPF) today announced that it has completed its merger with CB Bancshares, Inc (CBBI).

In the merger, Central Pacific paid an aggregate of approximately 11.9 million shares of Central Pacific common stock and $88.9 million in cash.  Each share of CB Bancshares common stock was converted into the right to receive, at the election of shareholders, either 3.3866 shares of Central Pacific common stock, or $95.2052 in cash, or a combination.  Shareholders who did not make an election will receive a combination of cash and CPF common stock in exchange for their CB Bancshares shares.

“We are excited with the opportunities that this merger will provide our customers, employees and community, and we will do our utmost to be the best community bank serving Hawaii,” said Clint Arnoldus, Central Pacific’s Chief Executive Officer.

Pursuant to the merger agreement, Central Pacific’s board elected six members of CB Bancshares’ board, named by CB Bancshares, to the Central Pacific board effective as of today.  The newly appointed directors of Central Pacific Financial Corp. are:

•                  Ronald K. Migita, formerly President and Chief Executive Officer of CB Bancshares, Inc. and Vice Chairman and Chief Executive Officer of City Bank;

•                  Maurice H. Yamasato, President of Yamasato, Fujiwara, Higa & Associates, Inc.;

•                  Duane K. Kurisu, Chairman and Chief Executive Officer of aio group;

•                  Colbert M. Matsumoto, Chairman and Chief Executive Officer of Island Insurance Co., Ltd.;

•                  Mike K. Sayama, Vice President, Customer Relations, Hawaii Medical Service Association; and

•                  Dwight L. Yoshimura, Senior Vice President and Senior General Manager of the GGP Limited Partnership.

Pursuant to the merger agreement, CPF also amended its bylaws to increase the number of directors on its board to 15.

“We are pleased to welcome our new directors from CB Bancshares, Inc. and we look forward to their great contributions to our organization,” said Arnoldus.

“We are impressed with the leadership qualities and community commitment of these six new directors and combined with our existing CPF directors, we are very excited about having such a strong and diverse board to help bring about new partnerships and opportunities for this company. I am confident that this team will serve our shareholders well.”

Central Pacific expects the merger between its wholly owned subsidiaries, Central Pacific Bank and City Bank, to occur in the first quarter of 2005, subject to receipt of regulatory approvals.

About Central Pacific Financial Corp.

Central Pacific Financial Corp., is a Hawaii-based bank holding company with approximately $4.4 billion in assets. Central Pacific Bank, a wholly owned subsidiary of CPF, is the third largest commercial bank in the State of Hawaii based on assets, with 23 branch offices statewide.  City Bank is Hawaii’s fourth largest commercial bank with 22 branch offices, including 17 branches on the Island of Oahu, two branches on the Island of Hawaii, two branches on the Island of Maui and one branch on the Island of Kauai.

Safe Harbor Statement under the Private Litigation Reform Act of 1995

This document contains forward-looking statements.  Such statements include, but are not limited to statements with respect to CPF’s plans, objectives, expectations and intentions and other statements that are not historical facts; and other statements identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “projects” and other similar expressions.  These statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.